Exhibit 5.1

Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4800

May 12, 2022

L&F Acquisition Corp.
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606

Ladies and Gentlemen:

We have acted as special legal counsel to L&F Acquisition Corp., a Cayman Islands exempted company (“L&F”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 7, 2022 pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as the same may be amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Business Combination Agreement, dated December 17, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among L&F, L&F Acquisition Holdings, LLC, a Delaware limited liability company (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZeroFox”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX,” and together with ZeroFox, the “Target Companies”). Pursuant to the Business Combination Agreement, L&F will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”) by effecting a deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of L&F with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of L&F. We refer herein to L&F following effectiveness of the Domestication as “New ZeroFox”.

Promptly following the consummation of the Domestication, (i) ZF Merger Sub will merge with and into ZeroFox (the “ZF Merger”), with ZeroFox being the surviving company in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the time that the ZF Merger becomes effective being referred to as the “ZF Effective Time”), (ii) immediately following the ZF Merger, IDX Merger Sub will merge with and into IDX (the “IDX Merger”), with IDX being the surviving company in the IDX Merger (referred to herein as “Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the time that the IDX Merger becomes effective being referred to as the “IDX Effective Time”), and (iii) immediately following the IDX Merger, Transitional IDX Entity will merge with and into IDX Forward Merger Sub (the “IDX Forward Merger,” and together with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub being the surviving company in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the time that the IDX Forward Merger becomes effective being referred to as the “Effective Time”).

L&F Acquisition Corp.

In connection with the Domestication, on the date of closing prior to the ZF Effective Time and the IDX Effective Time, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of L&F (the “Class A Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of New ZeroFox (the “New ZeroFox Common Stock”); (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of L&F (the “Class B Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of New ZeroFox Common Stock; (iii) each issued and outstanding whole warrant of L&F (the “Warrants”) to purchase Class A Ordinary Shares will be converted automatically into a warrant to purchase one share of New ZeroFox Common Stock (the “New ZeroFox Warrants”) at an exercise price of $11.50 per share on the terms and conditions set forth in that certain Warrant Agreement, dated as of November 23, 2020, by and among L&F and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”); and (iv)  each issued and outstanding unit of L&F that has not been previously separated into the underlying Class A Ordinary Share and underlying one-half of one Warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New ZeroFox Common Stock and one-half of one New ZeroFox Warrant. Following the Domestication and in connection with the consummation of the Business Combination, New ZeroFox will also issue shares of New ZeroFox Common Stock to holders of securities of the Target Companies in exchange for such securities (the “Rollover Holders”).

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) 39,920,486 shares of New ZeroFox Common Stock, representing (a) 3,425,689 shares to be issued to the holders of Class A Ordinary Shares (including those currently held in the form of units of L&F), (b) 4,312,500 shares to be issued to the holders of Class B Ordinary Shares, and (c) up to 32,182,297 shares to be issued to the Rollover Holders (the “Consideration Shares”), (ii) 16,213,430 shares of New ZeroFox Common Stock to be issued upon the exercise of the Warrants (the “Warrant Shares”) and (iii) 16,213,430 Warrants (including those currently held in the form of units of L&F).

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement;

(b)	the Registration Statement;

(c)
the form of proposed certificate of incorporation of New ZeroFox, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.2 to the Registration Statement;

(d)	the form of proposed Bylaws of New ZeroFox, to be adopted by New ZeroFox in connection with the Domestication (the “Bylaws”), in the form filed as Exhibit 3.3 to the Registration Statement;

(e)
the form of proposed certificate of corporate domestication of L&F, to be filed with the Secretary of State of the State of Delaware (the “Certificate of Domestication”), in the form filed as Exhibit 4.7 to the Registration Statement;

(f)	a copy of the Warrant Agreement, including the specimen certificate included therein, filed as Exhibit 4.4 to the Registration Statement; and

(g)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

L&F Acquisition Corp.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of L&F and others as to factual matters.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.
Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class A Ordinary Shares (including those currently held in the form of units of L&F) and Class B Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New ZeroFox Common Stock.

2.
Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of Warrants and the payment of the exercise price for the Warrant Shares pursuant to the Warrant Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

3.
Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding Warrant will be a valid and binding obligation of New ZeroFox, enforceable against New ZeroFox in accordance with its terms under the laws of the State of New York.

4.
Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the Consideration Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

In addition, in rendering the foregoing opinions we have assumed that:

(a)
Prior to effecting the Domestication and prior to the issuance of securities by New ZeroFox: (i) the shareholders of L&F will have approved, among other things, the Domestication; and (ii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained; and

(b)
The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of L&F with the Delaware Secretary of State and that L&F will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation.

In rendering this opinion, we have relied upon the opinion of Maples and Calder, dated November 12, 2020, filed as Exhibit 5.2 to the registration statement on Form S-1 filed by L&F on November 12, 2020.

L&F Acquisition Corp.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the DGCL or the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP